UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2004

BOSTON LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	06533	87-0277826
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

20 Newbury Street, 5th Floor, Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 425-0200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 1, 2004, Mark Pykett joined Boston Life Sciences, Inc. (the “Company”) as Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Pykett, age 40, founded Cytomatrix, LLC, a private biotechnology company, in 1996 and served as its President and CEO until 2003, when Cytomatrix merged with Cordlife, Pte. Ltd., a subsidiary of CyGenics, Ltd., a public biotechnology company. Mr. Pykett served as President of Cordlife from 2003 to 2004, and as President and Director of CyGenics from 2004 until joining the Company.

Mr. Pykett’s annual base salary will be $240,000. He will be eligible for an annual bonus of up to 25% of his base salary if certain performance goals are achieved. In addition, Mr. Pykett will be granted options for 500,000 shares of the Company’s common stock at an exercise price of $0.75 per share, of which 125,000 options will be immediately vested and exercisable and the remaining 375,000 options will vest monthly in equal installments over four years, subject to accelerated vesting if certain performance goals are achieved. Subject to certain contingencies, Mr. Pykett will be entitled to a nine-month severance allowance in the event that he is terminated in certain circumstances. The Company expects that these and other terms shall be set forth in an employment agreement to be entered into with Mr. Pykett.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Life Sciences, Inc.

Date: November 4, 2004	By:	/s/ Joseph Hernon
Joseph Hernon Chief Financial Officer and Secretary